UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2009

HAMPSHIRE GROUP, LIMITED
 (Exact name of registrant as specified in its charter)

Delaware	000-20201	06-0967107
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 W. 41st Street, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 840-5666

1924 Pearman Dairy Road, Anderson, South Carolina
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 15, 2009, Hampshire Group, Limited began implementing a restructuring and cost reduction plan (the “Plan”).  The Plan is designed to significantly reduce our fixed cost structure, improve our return on invested capital, increase our operating efficiency and better position us for the long term. The components of the Plan include a net reduction of 75 employees, or approximately 24% of our global workforce, a compensation reduction program applicable to our senior-level employees, the elimination of our 401(k) matching contribution, the reorganization of certain operating functions and the consolidation of all of our New York operations into one location. The reduction in our workforce is necessitated by reduced sales volume and the outsourcing of certain functions. The Plan will eliminate positions at every level of the Company and impact all of our U.S. and Asian locations. The initial phase of the Plan will commence in the second quarter of 2009, with the final phase being completed during the third quarter of 2009. As a part of the Plan, Michael S. Culang resigned as the President and Chief Executive Officer of the Company, effective April 15, 2009. When completed, the Plan’s annualized savings from selling, general and administrative expenses are expected to be in excess of $6.6 million, or approximately 14% of our normal selling, general and administrative expenses. The Plan anticipates that we will incur one-time costs of approximately $3.8 million with the majority of the costs being recognized during the second quarter of 2009. These costs consist primarily of termination benefits of $2.8 million and costs associated with further consolidating our New York operations.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2009, Michael S. Culang resigned as the President, Chief Executive Officer and member of the Board of Directors of Hampshire Group, Limited, effective immediately.

On the same day, Richard Mandell, a current Director, was appointed President and Chief Executive Officer. Mr. Mandell has served as one of our Directors since April 2008. Mr. Mandell also serves as a director of Encore Capital Group, for which he served as the Chairman of the Board of Directors from October 2004 until May 2007. In addition, Mr. Mandell serves on the Board of Directors of Trian Acquisition I Corp., a $920 million SPAC. From January 1986 to February 1998, Mr. Mandell was a Vice President — Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank. Prior to that, Mr. Mandell served as a Managing Director of Banking of Prudential Securities Incorporated, from 1982 to June 1995, where he was head of the Retail Trade Group.

Mr. Mandell will be paid a base salary of $300,000 per year for his services as President and Chief Executive Officer and has entered into a letter agreement with the Company, dated as of April 15, 2009, confirming that the terms of the indemnification agreement, dated as of August 29, 2008, between Mr. Mandell and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current  Report on Form 8-K filed on May 5, 2008) shall remain in full force and effect in Mr. Mandell’s capacity as President and Chief Executive Officer of the Company. The letter agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On the same day, Heath L. Golden was appointed Executive Vice President and Chief Operating Officer. Mr. Golden was previously Vice President of Administration and General Counsel.

Forward-Looking Statements

This Item 2.05 contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements relate to our planned restructuring activities and include our current estimates of the scope, timing and cost of those activities, as well as the expected expense savings resulting from the restructuring and other activities. These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, the risk of additional costs and delays associated with compliance with U.S. and international labor and other laws, the risk that a further decline in general economic conditions or unforeseen changes in the strength of our customers’ businesses or demand for our products will require changes to the planned restructuring, and the risk that we are not able to realize the savings expected from the restructuring activities.

In addition, other risks that we face in running our operations include, but are not limited to, the following: the inability to obtain an amendment and waiver for non-compliance with a credit facility covenant; economic cycles that affect consumer spending; the market price of our common stock if we are not acquired; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; chargebacks and margin support payments; reliance on technology; failure to successfully compete; challenges integrating businesses we have or may acquire; unanticipated results from the resolution of tax matters; future defaults under our credit facility; loss of certain key personnel; investigations by the SEC and United State Attorney; material potential future restatements of our financial statements; the stockholders’ rights plan; and global, political and economic conditions. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. We undertake no responsibility to publicly update or revise any forward-looking statement.

Item 9.01

The letter agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Description
99.1	Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By: /s/ Jonathan W. Norwood
Name: Jonathan W. Norwood
Title: Vice President, Chief Financial Officer and Treasurer

Dated: April 21, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement.